Exhibit 99.1

Contacts:

Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
For Immediate Release
Investor Relations
Fitzhugh Taylor (203) 682-8261
ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2014 Financial Results

- Total Revenues Grow to $91.4 million -

- Quarterly GAAP Loss per Share of $0.21 -

- Quarterly Non-GAAP Earnings per Share from Continuing Operations of $0.06 -

WINTER PARK, Fla.—(BUSINESS WIRE)—November 5, 2014—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 28, 2014.

Highlights for the third quarter of 2014 compared to the third quarter of 2013 were as follows:

The Company reported a net loss of $7.3 million, or $0.21 per diluted share, in the third quarter of 2014 compared to net income of $2.9 million, or $0.08 per diluted share, in the third quarter of 2013.

●

Net income in the third quarter of 2014 includes a non-cash impairment charge of $9.3 million net of tax related to the write-down of long-lived assets and trademarks of the Company’s Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse businesses.

●	Net income in the third quarter of 2013 included a non-recurring $1.3 million after-tax benefit pertaining to two insurance settlements.
●

Excluding the Mitchell’s impairment loss and results from discontinued operations, non-GAAP diluted earnings per common share was $0.06 in the third quarter of 2014 compared to $0.05 in the third quarter of 2013. The Company believes that non-GAAP earnings per diluted share, which excludes significant and unusual items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Restaurant sales in the third quarter of 2014 increased 5.4%, or $4.4 million, compared to the third quarter of 2013.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 4.8%.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market declined 2.8%.

Excluding the loss on impairment, total operating costs in the third quarter of 2014 increased by 7.7%, or $6.3 million, compared to the third quarter of 2013.

●	Food and beverage costs, as a percentage of restaurant sales, increased 90 basis points in the third quarter of 2014, to 32.2%, due primarily to higher beef, seafood and dairy costs.
●	Restaurant operating expenses, as a percentage of restaurant sales, were unchanged at 55.1%.

●

General and administrative expenses decreased $1.3 million to $5.9 million in the third quarter of 2014 from $7.3 million in the third quarter of 2013, driven by reduced performance-based compensation. As a percentage of revenues, general and administrative expenses improved approximately 200 basis points to 6.5%.

At the end of the third quarter of 2014, the Company had $30.0 million in debt outstanding under its senior credit facility.

During the third quarter of 2014, the Company repurchased 325,220 shares of common stock for approximately $3.5 million under our previously announced $30 million share repurchase program. The Company currently has $19.7 million remaining under the initial authorization.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated “I am proud of our third quarter results which are due to the great execution of our team members and franchisees. This is evidenced by our 18th consecutive quarter of same store sales growth at Ruth’s Chris Steak House and growth in both pro-forma net income and earnings per share.” O'Donnell continued, “As we finish 2014, we are excited about our new advertising campaign, and restaurant openings in Gaithersburg, Maryland, Marina Del Rey, California, Alpharetta, Georgia, Panama and Taipei.”

Subsequent to the end of the third quarter of 2014, the Company’s Board of Directors, as part of the Company’s focus on long-term shareholder returns, approved the payment of a quarterly dividend to shareholders of $0.05 per share. This dividend will be paid on December 4, 2014 to shareholders of record as of November 20, 2014.

Development Update

During the third quarter of 2014, one franchisee-owned Ruth’s Chris Steak House restaurant opened in Panama City, Panama and one Company-owned Ruth’s Chris Steak House restaurant closed in Providence, Rhode Island. On October 13, 2014, a Company-owned Ruth’s Chris Steak House restaurant opened in Gaithersburg, Maryland.

The Company continues to expect to open a total of three Company-owned Ruth’s Chris Steak House restaurants and three franchisee-owned Ruth’s Chris Steak House restaurants during 2014. To date this year, two Company-owned locations have opened and two franchisee-owned locations have opened. The company plans to open its final Company-owned restaurant for 2014 in the fourth quarter in Marina del Rey, California. Additionally, the Company has signed leases to open two restaurants in 2015, with one location in Dallas, Texas and the other in St. Petersburg, Florida. Franchisees are currently projected to open five locations during 2015.

Review of Third Quarter 2014 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $91.4 million in the third quarter of 2014 compared to $86.6 million in the third quarter of 2013.

Company-owned restaurant sales increased 5.4% to $86.9 million for the third quarter of 2014 from $82.4 million in the third quarter of 2013. Excluding discontinued operations, total operating weeks for all brands during the third quarter increased to 1,092 weeks from 1,063 weeks in the third quarter of 2013.

Ruth’s Chris Steak House Sales

●

63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2014 compared to 63 at the end of the third quarter of 2013. Excluding discontinued operations, total operating weeks for the quarter increased to 819 weeks from 790 weeks.

●	Average weekly sales for Ruth’s Chris Steak House were $85.0 thousand in the third quarter of 2014, an increase of 3.7% compared to $81.9 thousand in the third quarter of 2013.
●

For the third quarter of 2014, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 4.8%, which consisted of a traffic increase of 3.3% along with an average check increase of 1.4%.

Mitchell’s Fish Market Sales

●

18 Company-owned Mitchell’s Fish Market restaurants were open at the end of the third quarter of 2014 compared to 19 at the end of the third quarter of 2013. Excluding discontinued operations, total operating weeks were flat year-over-year at 234 weeks.

●	Average weekly sales at Mitchell’s Fish Market were $66.9 thousand in the third quarter of 2014, a decrease of 2.8% compared to $68.8 thousand in the third quarter of 2013.
●	Comparable restaurant sales at Mitchell’s Fish Market decreased 2.8%, which consisted of a traffic decrease of 6.2% and an average check increase of 3.6%.

Franchise Income

●	75 franchisee-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2014 compared to 74 at the end of the third quarter of 2013.
●	Franchise income was flat year over year at $3.5 million.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2014 outlook:

●	Cost of goods sold of 31.0% to 33.0% of restaurant sales,
●	Restaurant operating expenses of 49.0% to 51.0% of restaurant sales,
●	Marketing and advertising of 3.0% to 3.2% of total revenues,
●	General and administrative expenses of $26.0 million to $28.0 million,
●	We expect our effective tax rate applicable to continuing operations, excluding the impacts of the Mitchell’s asset impairment, to be between 32% and 35%,
●	Capital expenditures of $16 million to $18 million, of which approximately $12 million has been spent through the third quarter,

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Basic shares outstanding of 34.5 million to 35.5 million and fully diluted shares outstanding of 35 million to 36 million (in both cases, exclusive of any future share repurchases under the Company’s previously announced share repurchase program).

Conference Call

The Company will host a conference call to discuss third quarter 2014 financial results today at 4:30 PM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2494. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 1526625. The replay will be available until November 12, 2014. The call will also be webcast live from the Company’s website at www.rhgi.com under the “Investor Relations” section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, was founded in 1965 and currently has more than 150 Company-owned and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and the risk factors or uncertainties identified in the reports the Company files with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Revenues:
Restaurant sales	$86,865	$82,439	$287,675	$276,244
Franchise income	3,517	3,498	11,360	10,809
Other operating income	1,061	701	3,664	4,602
Total revenues	91,443	86,638	302,699	291,655

Costs and expenses:
Food and beverage costs	27,964	25,825	91,631	85,446
Restaurant operating expenses	47,855	45,426	146,233	139,884
Marketing and advertising	2,533	1,980	7,352	7,501
General and administrative costs	5,914	7,257	19,445	21,849
Depreciation and amortization expenses	3,304	3,052	9,813	9,778
Pre-opening costs	401	316	924	459
Loss on impairment	15,295	0	15,295	0
Gain on settlements	0	(2,156)	0	(2,156)
Total costs and expenses	103,266	81,700	290,693	262,761

Operating income (loss)	(11,823)	4,938	12,006	28,894

Other income (expense):
Interest expense, net	(297)	(415)	(881)	(1,346)
Other	19	(94)	47	(57)

Income (loss) from continuing operations before income tax expense	(12,101)	4,429	11,172	27,491
Income tax expense (benefit)	(4,903)	1,419	2,376	7,877

Income (loss) from continuing operations	(7,198)	3,010	8,796	19,614

Loss from discontinued operations, net of income taxes	(100)	(123)	(326)	(1,300)

Net income (loss)	(7,298)	$2,887	$8,470	$18,314

Basic earnings (loss) per common share:
Continuing operations	$(0.21)	$0.08	$0.25	$0.57
Discontinued operations	-	-	(0.01)	(0.04)
Basic earnings (loss) per share	$(0.21)	$0.08	$0.24	$0.53

Diluted earnings (loss) per common share:
Continuing operations	$(0.21)	$0.08	$0.25	$0.55
Discontinued operations	-	-	(0.01)	(0.04)
Diluted earnings (loss) per share	$(0.21)	$0.08	$0.24	$0.51

Shares used in computing net income (loss) per common share:
Basic	34,925,592	34,956,353	35,047,458	34,688,579
Diluted	34,925,592	35,795,508	35,567,738	35,729,451

Dividends declared per common share	$0.05	$0.04	$0.15	$0.08

The operating results of three locations closed in 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Amounts in thousands)

	September 28,	December 29,
	2014	2013
Cash and cash equivalents	$3,486	$10,586
Total assets	212,854	228,081
Long-term debt	30,000	19,000
Total shareholders' equity	94,417	100,653

NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and losses from discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
GAAP net income (loss)	$(7,298)	$2,887	$8,470	$18,314

Net of tax impact of excluding loss on impairments	9,253	-	9,253	-

Net of tax impact of excluding gain on settlements		(1,298)		(1,298)
Impact of excluding certain non-recurring income tax items	-		-	(784)
Net of tax impact of excluding loss from discontinued operations	100	123	326	1,300
Non-GAAP net income	$2,055	$1,712	$18,049	$17,532

Non-GAAP diluted earnings per share	$0.06	$0.05	$0.51	$0.49

Shares:
Weighted average number of common shares outstanding - basic	34,925,592	34,956,353	35,047,458	34,688,579
Dilutive shares	379,814	839,155	520,280	1,040,872
Weighted-average number of common shares outstanding - diluted	35,305,406	35,795,508	35,567,738	35,729,451